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                                                                   EXHIBIT 12.1


                           JOHNS MANVILLE CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                           (In thousands of dollars)

                                                                                                            Three          Three
                                                                                                        Months Ended   Months Ended
                                                           Years Ended December 31,                     ------------   ------------
                                        -------------------------------------------------------------     March 31,      March 31,
                                           1999         1998         1997         1996         1995         2000           1999
                                        ---------    ---------    ---------    ---------    ---------   ------------   ------------
Pre-tax income from continuing
  operations before income or loss
  from equity investees                 $ 322,988    $ 249,910    $ 173,544    $ 149,024    $ 222,682      $  69,730      $  57,791
                                        ---------    ---------    ---------    ---------    ---------      ---------      ---------
Fixed Charges:
  Interest expense                         33,074       38,024       52,053       50,807       50,282          8,009          7,974
  Appropriate portion (1/3)
   of rentals                               4,467        4,667        4,167        3,967        4,867          1,038          1,125
                                        ---------    ---------    ---------    ---------    ---------      ---------      ---------
Total fixed charges                        37,541       42,691       56,220       54,774       55,149          9,047          9,099
                                        =========    =========    =========    =========    =========      =========      =========

Pre-tax income from continuing
  operations before income or loss
  from equity investees plus fixed
  charges                               $ 360,529    $ 292,601    $ 229,764    $ 203,798    $ 277,831      $  78,777      $  66,890
                                        =========    =========    =========    =========    =========      =========      =========

  Preferred dividend requirements                                              $   8,215    $  24,923

  Ratio of pretax income to net income                                              1.67         1.67
                                                                               ---------    ---------
                                                                                  13,692       41,538
  Adjusted preferred dividends

  Total fixed charges                      37,541       42,691       56,220       54,774       55,149          9,047          9,099
                                        ---------    ---------    ---------    ---------    ---------      ---------      ---------

  Total fixed charges and preferred     $  37,541    $  42,691    $  56,220    $  68,466    $  96,687      $   9,047      $   9,099
   dividends                            =========    =========    =========    =========    =========      =========      =========

  Ratio of earnings to combined fixed
   charges and preferred dividends           9.60         6.85         4.09         2.98         2.87           8.71           7.35
                                        =========    =========    =========    =========    =========      =========      =========
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